Exhibit 99.1

FOR IMMEDIATE RELEASE

December 21, 2006

Ottawa Savings Bancorp, Inc

Contact: Gary L. Ocepek

President/CEO

(815) 433-2525

Ottawa Savings Bank Announces $1.3 Million Contribution to Pension Plan

Ottawa, IL –December 21, 2006 - Ottawa Savings Bancorp, Inc., (OTC BB-OTTW), the holding company for Ottawa Savings Bank, “the Bank”, today announced that the bank will contribute $1.3 million to the bank’s defined benefit pension plan before year end. As of the most recent valuation date, the plan was under-funded by approximately $1.5 million. This contribution is expected to reduce current and future obligations of the plan. The plan funding expense for fiscal year 2005 was $384,000.00.

The Company is the majority-owned subsidiary of Ottawa Savings Bancorp, MHC, which owns 55% of the Company’s outstanding shares.

Ottawa Savings Bancorp, Inc is the holding company for Ottawa Savings Bank, and a majority owned subsidiary of Ottawa Savings Bancorp, MHC. The Bank, originally chartered in 1871, is a community bank serving Ottawa, Illinois and LaSalle County through its main office in Ottawa. The Company’s stock trades on the OTC Bulletin Board under the symbol “OTTW.”

FORWARD-LOOKING INFORMATION

Statements contained in this release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by the use of the words “believe,” “expect,” “intend,” “anticipate,” “estimate,” “project,” “plan,” or similar expressions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and actual results may differ from those predicted. The Company undertakes no obligation to update these forward-looking statements in the future. The Company cautions readers of this report that a number of important factors could cause the Company’s actual results subsequent to December 31, 2005 to differ materially from those expressed in forward-

looking statements. Factors that could cause actual results to differ from those predicted and could affect the future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing, changes in the securities or financial market, a deterioration of general economic conditions either nationally or in our market areas, delays in obtaining the necessary regulatory approvals, our ability to consummate proposed transactions in a timely manner, legislative or regulatory changes that adversely affect our business, adverse developments or changes in the composition of our loan or investment portfolios, significant increases in competition, changes in real estate values, difficulties in identifying attractive acquisition opportunities or strategic partners to complement our business approach and the products and services the Company offers, the possible dilutive effect of potential acquisitions or expansion, and our ability to raise new capital as needed and the timing, amount and type of such capital raises. These risks and uncertainties should be considered in evaluating forward-looking statements.